[LOGO]DYNASIL[/LOGO]

Contacts:
Patty Kehe
Dynasil Corporation of America
Phone: 617.668.6855
Email: pkehe@dynasilcorp.com

David Calusdian
Executive Vice President and Partner
Sharon Merrill
617.542.5300
DYSL@InvestorRelations.com

            CONFIDENTIAL DRAFT:7/31/2012 4:00 PM
          Dynasil Corporation of America Elects
       William Hagan, Ph.D. to Board of Directors
            Former Senior Executive with the
            Domestic Nuclear Detection Office
        Brings More Than 30 Years of Technical and
              Business Management Experience

Watertown, Mass., August 1, 2012   Dynasil Corporation of America
(NASDAQ: DYSL), a leader in the development and manufacture of detection and analysis technology, today announced that William
K. Hagan, Ph.D., was elected to fill an open position on the Company's the Board of Directors. He will serve as Chairman of the Compensation Committee.

Most recently, Dr. Hagan, 61, was the Acting Director of the Department of Homeland Security's Domestic Nuclear Detection Office (DNDO) reporting to the Secretary of Homeland Security. Before serving as Acting Director, Dr. Hagan was the DNDO's Acting Deputy Director, Assistant Director for the Transformational and Applied Research Directorate and Chief Science Officer.

Prior to the DNDO, Dr. Hagan was a Senior Vice President at Science Applications International Corporation (SAIC). During a 30-year career at SAIC, his areas of emphasis included nuclear technology, telecommunications, optics, transportation, system integration, and technology assessments. Business roles included group leadership, mergers and acquisitions, venture capital investment, and business development.

"Bill's senior technical background and DNDO experience are invaluable strengths that enhance the Board's ability to guide Dynasil along a strategic path that best serves the interest of shareholders," said Dynasil Chairman Peter Sulick, the Company's Interim Chief Executive Officer and President. "We are focused on broadening and expanding the commercial pathways for our detection and analysis products. Bill understands our customers, our products and our markets, and the Board looks forward to benefiting from his contacts and insights."

Dr. Hagan received a bachelor's degree in Engineering Physics, a master's degree in Physics, and a master's degree in Nuclear
Engineering from the University of Illinois at Urbana. He received his Ph.D. in Physics from the University of California at San Diego.

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About Dynasil

Dynasil Corporation of America (NASDAQ: DYSL) develops and manufactures detection and analysis technology, precision instruments and optical components for the homeland security, medical and industrial markets. Combining world-class technology with expertise in research and materials science, Dynasil is commercializing products including dual-mode radiation detection solutions for Homeland Security and commercial applications, probes for medical imaging and sensors for non-destructive testing. Dynasil has an impressive and growing portfolio of issued and pending U.S. patents. The Company is based in Watertown, Massachusetts, with additional operations in Mass., Minn., NY, NJ and the United Kingdom. More information about the Company is available at www.dynasil.com.


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